As filed with the Securities and Exchange Commission on April 12, 2013

Registration No. 333-168729

Registration No. 333-136946

Registration No. 333-86326

Registration No. 333-40100

Registration No. 333-86569

Registration No. 333-09455

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-168729

POST EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT NO. 333-136946

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-86326

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-40100

POST EFFECTIVE AMENDMENT NO. 2 ON FORM S-8 TO FORM S-4 REGISTRATION STATEMENT NO. 333-86569

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-09455

Under

The Securities Act of 1933

Citizens Republic Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Michigan	38-2378932
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

328 South Saginaw Street

Flint, Michigan 48502

(Address of Principal Executive Offices Including Zip Code)

Citizens Republic Bancorp, Inc. Stock Compensation Plan

Citizens Banking Corporation Stock Compensation Plan

Citizens Banking Corporation All-Employee Stock Option Plan

Citizens Banking Corporation Amended and Restated Section 401(k) Plan

Republic Bancorp Inc. 1997 Stock Option Plan

Republic Bancorp Inc. 1998 Stock Option Plan

Republic Bancorp Inc. Incentive Stock Plan

Republic Bancorp Inc. Second Amended And Restated Directors Compensation Plan

Republic Bancorp Inc. Voluntary Management Stock Accumulation Program

D&N Financial Corporation Amended and Restated 1994 Management Stock Incentive Plan

Amended and Restated Republic Bancorp Inc. Tax Deferred Savings Plan

F&M Bancorporation, Inc. 1993 Incentive Stock Option Plan

F&M Bancorporation, Inc. 1993 Stock Option Plan For Non-Employee Directors

(Full Titles of the Plans)

Thomas W. Gallagher, Esq.

General Counsel and Secretary

Citizens Republic Bancorp, Inc.

328 South Saginaw Street

Flint, Michigan 48502

(810) 766-7500

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Carlton E. Langer, Esq.

Senior Vice President, Chief Legal Officer and Secretary

FirstMerit Corporation

III Cascade Plaza

Akron, Ohio 44308

(330) 996-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

EXPLANATORY NOTE

These Post-Effective Amendments on Form S-8 relate to the following Registration Statements on Form S-8 (the “Registration Statements”) previously filed by Citizens Republic Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission:

1.	Registration Statement No. 333-168729 registering 17,000,000 common shares of the Company, no par value (“Common Stock”), filed on August 10, 2010, issuable under the Citizens Republic Bancorp, Inc. Stock Compensation Plan.

2.	Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 Registration Statement No. 333-136946 registering 1,176,536 shares of Common Stock (and related preferred share purchase rights associated with the Common Stock), filed on January 22, 2007, issuable under the Republic Bancorp Inc. 1997 Stock Option Plan, Republic Bancorp Inc. 1998 Stock Option Plan, Republic Bancorp Inc. Incentive Stock Plan, Republic Bancorp Inc. Second Amended And Restated Directors Compensation Plan, Republic Bancorp Inc. Voluntary Management Stock Accumulation Program, D&N Financial Corporation Amended and Restated 1994 Management Stock Incentive Plan, and the Amended and Restated Republic Bancorp Inc. Tax Deferred Savings Plan.

3.	Registration Statement No. 333-86326 registering 7,000,000 shares of Common Stock (and related preferred share purchase rights associated with the Common Stock) filed on April 16, 2002, issuable under the Citizens Banking Corporation Stock Compensation Plan.

4.	Registration Statement No. 333-40100 registering 555,000 shares of Common Stock (and related preferred share purchase rights associated with the Common Stock) filed on June 26, 2000, issuable under the Citizens Banking Corporation All-Employee Stock Option Plan.

5.	Post-Effective Amendment No. 1 on Form S-8 to the Form S-4, Registration Statement No. 333-86569, registering shares of Common Stock filed on December 22, 1999, issuable under the F&M Bancorporation, Inc. 1993 Incentive Stock Option Plan and F&M Bancorporation, Inc. 1993 Stock Option Plan For Non-Employee Directors.

6.	Registration Statement No. 333-09455 registering 1,200,000 shares of Common Stock (and an indeterminate amount of interests in the Citizens Banking Corporation Amended and Restated Section 401(k) Plan) filed on August 2, 1996, issuable under the Citizens Banking Corporation Amended and Restated Section 401(k) Plan.

On April 12, 2013, pursuant to an Agreement and Plan of Merger dated as of September 12, 2012, by and between the Company and FirstMerit Corporation (“FirstMerit”), the Company merged with and into FirstMerit (the “Merger”). In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statements to deregister all of such securities of the Company registered but unsold as of the effective time of the Merger under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act, Citizens Republic Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Flint, state of Michigan, on this 12th day of April, 2013.

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher General Counsel and Secretary